Letter Agreement

1. Matrixx Resource Holdings Inc. (the “Buyer”) agrees to purchase from Texhoma Energy, Inc. (the “Seller”) an 11% (eleven percent) working interest in the property known as the Clovelly Prospect, which ORX purchased from Coastline Oil & Gas Inc., all as more particularly described in the Agreement between ORX and Coastline, of which the Buyer has a copy (the “Property”). The agreed total consideration payable by the Buyer to the Seller for the Property is US $150,000 (one hundred fifty thousand US dollars) the “Purchase Price”.

 2. This Agreement shall be considered null, void and of no further force and effect unless on or before 5 pm, Tuesday, May 22, 2007 in Vancouver, BC, the Buyer pays to Seller an earnest money deposit in the amount of US $25,000 (twenty five thousand US dollars), (the “Deposit”). On or before said date Buyer shall tender the Deposit to Seller by wire transfer to the account of “Texhoma Energy, Inc.”, US$-Account No. 7304094, at the TD Canada Trust Bank, 1200 Burrard Street, Vancouver, BC postal code V6Z 2C7. Institution # 004, Branch # 9448, ABA 026 009 593. The Deposit shall be applied against the Purchase Price. The Deposit shall NOT be refundable to the Buyer except in the event of significant title defects (i.e. if 90% or more of the title to the Assets cannot be cured by ORX on or before the hereinafter defined “Closing Date”).

 3. The “Effective Date” of the purchase and sale shall be May 22, 2007. Closing shall occur at a mutually agreed location on or before June 30, 2007 (the “Closing Date”). At Closing the Buyer shall tender the balance of the Purchase Price. Buyer agrees to execute the assignment as Assignee with ORX as an event subsequent to Closing. One set of original and fully executed assignment(s) shall be sent for recording in Calcasieu and Allen Parishes, Louisiana immediately following Closing.

 4. All expenses incurred by Buyer in connection with or related to the submission of this offer, the contemplated transaction, and all other matters relevant to Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisors employed by the Buyer shall be borne solely and entirely by Buyer.

 5. Buyer and Seller agree that the terms and conditions of this Agreement shall be treated as confidential and shall not be disclosed to any third party without the prior written consent of the parties hereto, except as may be required by law.

 6. The Seller will undertake and warrant that the interest will be free of encumbrances and that all invoices from the Operator ORX have been settled, or will be settled, from the Purchase Price received from the Buyer.

 7. The parties hereto agree to comply with any and all applicable laws, rules and regulations affecting the Property and the contemplated transaction.

Agreed to and accepted this 16 day of May, 2007

By the Seller:

Texhoma Energy, Inc.

By: ____________________________________________
Frank A. Jacobs, Director

Agreed to and accepted this _____ day of May, 2007

By the Buyer:

Matrixx Resource Holdings Inc

By: ____________________________________________
Catherine Thompson, CFO, Director